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SPECIAL MARKET REPORT                                     S E L I G M A N
                                                         September 18, 2001

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A message from Storm  Boswick,  Portfolio  Manager of Seligman New  Technologies
Fund and Seligman New Technologies Fund II.

The recent tragic events in New York and Washington will no doubt put further strain on an already weak technology market. In the aftermath, the equity markets clearly reflect an increase in risk not only to revenues - and therefore earnings - but also an increase in the risk premium for equity. I think that the same can be expected in the venture capital markets. We await actual third quarter results, after which we will be able to analyze business models. We continue to evaluate and adjust the enterprise value of companies in the portfolios in order to reflect this increase in risk premium.

There is little question in our minds that the fundamental backdrop for our private investments has worsened in the near term. Many of these companies will likely encounter difficulty in achieving their third quarter revenue and earnings objectives, and may also have a very altered opinion/outlook regarding their revenue and earnings projections for the fourth quarter. We think that revenues and earnings will be challenged in the third quarter - more so than at any other time this year - and, as a result of current events, any meaningful recovery for technology is now unlikely in the fourth quarter.

We anticipate that next year would be the earliest that we could expect company fundamentals, and therefore stock prices and venture capital valuations, to recover. That fixes our return horizon firmly in 2002, and we do not anticipate meaningful returns until the business environment recovers. When the economy recovers, however, we think many technology companies will be positioned for four to six quarters of significant year-over-year revenue and earnings-per-share growth. Although we remain bullish on technology for the long term, we must bear in mind that the near term poses continuing challenges. We believe the prudent way to approach the current situation is to continue to actively manage and upgrade the portfolios and, most important, to continue to be patient.

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This material is not an offer,  or a solicitation  of an offer,  to purchase any securities, including shares of any mutual fund, unless preceded or accompanied by a prospectus. The views and opinions expressed are those of the commentator as of the date stated, are provided for general information only and do not constitute specific tax, legal, or investment advice to, or recommendations for, any person. We suggest that you consult your financial or tax advisor, accountant, or attorney, with regard to your specific situation.

Past performance is not indicative of future results, and there can be no guarantee as to the accuracy of market forecasts. Opinions, estimates and forecasts may be changed without notice. Copyright (c) J. & W. Seligman & Co. Incorporated, 2001. All rights reserved.